Exhibit 3.6

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MARPAI, INC.”, FILED IN THIS OFFICE ON THE SECOND DAY OF SEPTEMBER, A.D. 2021, AT 1:36 O`CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

4837161 8100 SR# 20213152563	Authentication: 204072486 Date: 09-02-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MARPAI, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), Marpai, Inc., a corporation organized and existing under the DGCL (the "Corporation"), hereby certifies as follows:

A. On September 2, 2021, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the "Amendment") to the Corporation's Second Amended and Restated Certificate of Incorporation (the "Certificate").

B. Article IV, Section 1 of the Certificate is hereby amended to read in its entirety as follows:

"1. Total Authorized.

The total number of shares of all classes of capital stock that the Corporation has authority to issue is 227,791,050 shares of common stock, consisting of 227,791,050 shares of Class A Common Stock $0.0001 par value per share ("Class A Common Stock"). The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL."

C. Article IV of the Certificate is hereby further amended by adding a new Section 3 to effectuate the Stock Split (as defined below) as follows:

"3. Stock Split.

Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation, each one (1) share of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be split into 4.555821 shares of Common Stock (the "Stock Split"). No fractional interest in a share of Common Stock shall be deliverable upon the Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been split, plus any additional fraction of a share of Common Stock to round up to the next whole share."

State of Delaware Secretary of State Division of Corporations Delivered 01:36 PM 09/02/2021 FILED 01:36 PM 09/02/2021 SR 20213152563 - File Number 4837161

D. This Amendment to the Certificate has been duly approved and adopted by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be signed by a duly authorized officer of the Corporation on this 2nd day of September, 2021.

By:	/s/ Edmundo Gonzalez
Name: Edmundo Gonzalez
Title: Chief Executive Officer

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